Exhibit 99.1

Contacts:

Investors:	Susan Cramer	Media:	Jeffrey Simek
	(201) 269-6187		(201) 269-6400
	susan_cramer@medco.com		jeffrey_simek@medco.com

Medco Reports Third Quarter Earnings, Including Record Revenues of $9.3 Billion

Company expects 22 to 30 Percent GAAP Diluted EPS Growth in 2006,

When Estimated Stock Option Expense is Included for ‘05 and ‘06

FRANKLIN LAKES, N.J., Nov. 1, 2005 – Medco Health Solutions, Inc. (NYSE: MHS) today announced $156.7 million in net income for the third quarter of 2005, a 32.7 percent increase over the $118.1 million in the third quarter of 2004, and GAAP diluted earnings per share of $0.53. Diluted earnings per share, excluding $0.09 per share in amortization of intangible assets that existed when Medco became a publicly traded enterprise in 2003, reached $0.62 in the quarter.

Net income for the third quarter includes the positive effect of a non-recurring income tax benefit of $25.7 million, or $0.09 per diluted share, partially offset by $4.4 million in Medicare-related expenses. The results of Accredo Health were dilutive to third quarter earnings by $0.01 per share.

The company continued to generate strong cash flows from operations, totaling more than $900 million for the nine months ending Sept. 24, 2005, an increase of nearly $400 million from $509.8 million for the same period in 2004.

“We are growing our revenue base, having won over $3 billion in new clients based on annualized 2005 net revenues, and we have already won an additional $1.4 billion in annualized new business for 2006,” said David B. Snow Jr., Medco chairman, president and CEO. “We have created significant momentum for both sales and earnings growth this year, and we are carrying this momentum into 2006 through the additions to our top line, synergies from our acquisition of Accredo, margin expansion from our new Medicare offerings and opportunities created by a number of new generics expected to be introduced in the second half of the year.”

Medco’s 2005 and 2006 new client wins translate into $300 million in net-new sales, to-date, for 2006, factoring in client losses and changes in existing business. Additionally, Medco’s record-setting renewal rate over the past two years, representing more than 85 percent of its total book of business, has significantly reduced business scheduled for renewal in 2006.

“Along with our efforts to demonstrably enhance our top line, we continue to execute on our strategy to grow and innovate beyond our core business. During the third quarter, we completed our acquisition of Accredo, creating the nation’s largest specialty pharmacy operation,” said Snow. The completion of the Accredo acquisition on Aug. 18, 2005 created within Medco a specialty pharmacy business with more than $4.5 billion in annual revenues in a segment regarded as the fastest-growing in pharmacy healthcare. The specialty pharmacy industry is expected to double to $73 billion by 2008, representing 26 percent of the total pharmaceutical market, according to industry reports.

In addition, Medco is well-positioned to participate in the Medicare Part D program commencing on Jan. 1, 2006. “We are one of 10 national providers to receive approval from the Centers for Medicare & Medicaid Services to offer a Medicare Prescription Drug Plan to the market of more than 42 million Medicare beneficiaries, and we have been approved to be auto-assigned dual-eligible members in 19 out of the total 34 regions,” added Snow.

“The increase in generic drug use is also fundamental to our growth beginning in the second half of 2006 and continuing over the next five years. During that time, patents on more than $45 billion in brand-name drugs are expected to expire. Generic drugs provide significant cost savings to our clients and their members, and also contribute to Medco’s profitability,” added Snow. In the third quarter of 2005, generic dispensing rates increased nearly 5 points to 51.5 percent from 46.8 percent in the third quarter of 2004.

Financial and Operational Results

During the third quarter, Medco reported net revenues of $9.3 billion, an increase of 7.2 percent compared to $8.7 billion in the third quarter of 2004. These revenues include approximately $150 million of Accredo net revenues, which represented the last five weeks of the quarter.

The increase in revenues primarily reflects volume from new clients and higher prices charged by pharmaceutical manufacturers on brand-name drugs, partially offset by a 7.9 percent reduction from previously announced customer losses, a greater representation of lower cost generic drugs and steeper client discounts, including an increase in rebates passed back to clients. Higher generic dispensing rates resulted in a reduction of more than $430 million in net revenues in the third quarter of 2005 from the prior year.

Net income in the third quarter increased 32.7 percent to $156.7 million as a result of the aforementioned non-recurring tax benefit, new client wins, and higher gross margin of 5.0 percent, an increase from 4.9 percent in the third quarter of 2004. Gross margin benefited from the addition of Accredo’s higher margin business, service margin improvements, and the significant growth in generic use, offset by steeper client discounts and a decline in mail prescriptions as a percentage of total prescription volume.

Service margin increased to 77.6 percent, up from 60.4 percent in the third quarter of 2004, as a result of higher service revenues from clients primarily related to clinical programs and formulary management review fees, and lower program costs resulting from the termination of a pharmaceutical manufacturer patient assistance program.

Diluted earnings per share increased to $0.53, up 23.3 percent from the third quarter of 2004. During the same period the weighted average diluted share count increased 22.3 million shares to

296.5 million shares. This increase reflects approximately 24 million shares issued in August to Accredo shareholders and stock option-related activity, partially offset by 1.4 million shares repurchased in the share repurchase program.

Total prescription volume in the third quarter of 2005, adjusted for the difference in days supply between mail and retail, increased to 173.4 million from 165.9 million in the third quarter of 2004 as a result of higher retail volume. Retail prescription volume increased 10.0 percent in the quarter to 109.2 million, including the effect of new clients.

Medco dispensed 21.4 million prescriptions through its mail order pharmacies in the third quarter, down from 22.2 million prescriptions in the third quarter of 2004, and adjusted mail prescriptions as a percentage of total prescriptions declined to 37.0 percent from 40.1 percent in the same period in 2004. Both declines were primarily a result of the loss of the Federal Employee Health Benefit Plan in December 2004. Medco continues to anticipate total mail order volume of approximately 86 million prescriptions for the full-year 2005. (Please see Table 5 for a calculation of adjusted prescription volume.)

Interest and other (income) expense, net, decreased 15.9 percent to $10.6 million in the third quarter primarily reflecting higher interest income from increased cash balances and higher interest rates. Third quarter 2005 interest expense included $1.7 million related to the write-off of deferred debt issuance costs resulting from the new debt and refinancing associated with the Accredo acquisition. Total debt amounted to approximately $1.7 billion at the end of the third quarter of 2005 compared to $1.3 billion at the end of the third quarter of 2004. Medco closed the quarter with $1.3 billion of cash on its balance sheet. After the third quarter, Medco paid down $100 million in debt and anticipates accelerating the pay down of an additional $100 million of debt before the end of the year.

Medco’s income tax expense reflects a $25.7 million benefit for the quarter related to non-recurring adjustments to Medco’s net deferred tax liabilities associated with an enacted change in a state income tax law and the receipt of a favorable state income tax ruling.

EBITDA (Earnings Before Interest Income/Expense, Taxes, Depreciation and Amortization) for the quarter was $317.1 million, an increase of $16.5 million, or 5.5 percent, compared to the same period last year. EBITDA per adjusted prescription in the quarter increased to $1.83 compared to $1.81 in the third quarter of 2004, despite the increase in retail prescriptions as a percentage of total prescriptions. (Please refer to Table 5 for a reconciliation of EBITDA to reported net income.)

On a year-to-date basis, net revenues were $27.1 billion, a 2.4 percent increase over the same period in 2004. Net income was $425.3 million year-to-date, a 21.9 percent increase over the same period in 2004, and diluted earnings per share were $1.48, a 16.5 percent increase over the same period in 2004.

Year-to-date results in 2005 include the aforementioned non-recurring income tax benefit of $25.7 million. Results for 2004 year-to-date include a one-time $16 million operating tax benefit recorded within selling, general and administrative expense during the second quarter of 2004; $27 million in costs associated primarily with the realignment of pharmacy operations recorded in cost of revenues; and $21 million in expenses associated with the multistate taskforce of attorneys general settlement, recorded in selling, general and administrative expenses.

Specialty Pharmacy Segment

Medco’s specialty pharmacy segment consists of the financial results of Accredo and Medco’s pre-existing specialty pharmacy operation for the last 5 weeks of the quarter. Reported net revenues for this segment were $447.6 million, with net income before interest and taxes, including $3.1 million in intangible asset amortization, amounting to $16.8 million.

“Following the completion of the Accredo acquisition, our integration efforts are focused on preparing the nation’s largest specialty pharmacy operation for expanded sales growth,” stated Snow. “We’re solidifying a product platform that is designed to leverage the best of both companies for our clients today, and one that will provide unmatched service in the specialty pharmacy marketplace for the future.”

Share Repurchase

On August 22, Medco announced that its Board of Directors had authorized a share repurchase program to repurchase up to $500 million of the company’s common stock in the open market over the next two years. During the third quarter of 2005, the company repurchased 1,412,500 shares at an approximate total cost of $69.1 million. The Board of Directors periodically reviews the program and approves trading parameters.

2005 Double-Digit Earnings Growth; Expansion and Growth in 2006

“Our performance in improving sales, achieving record levels of retention, and expansion into Medicare and Specialty Pharmacy makes us confident that we will achieve our objective of recording double-digit earnings growth in 2005 and to achieve continued strong growth in 2006,” said Snow.

GAAP diluted earnings per share in 2006 are anticipated to grow 22 to 30 percent over 2005 earnings had an estimated $104.3 million in pre-tax, or $0.22 per share after-tax, in stock option expense been recorded in Medco’s 2005 results. Medco will implement new stock option accounting rules in 2006 under Financial Accounting Standard No. 123R – “Share Based Payment,” and expects to record stock option expense of approximately $0.12 to $0.16 per share in 2006. The 2005 earnings used in the growth calculation reflect stock option expense using the same methodology in order to provide a consistent year-over-year comparison.

Medco updated its previously stated guidance for 2005 to include an anticipated $0.05 per share in dilution from the acquisition of Accredo. Diluted earnings per share on a GAAP basis are expected to be in the range of $1.99 to $2.01, representing a 14 percent to 15 percent increase over 2004. Excluding approximately $0.39 per share in amortization of intangible assets, the company expects earnings per share to be in the range of $2.38 to $2.40. (Please see Table 6 for a reconciliation of GAAP earnings per share to earnings per share excluding amortization of intangible assets that existed when Medco became a publicly traded enterprise in 2003.)

“Our expected net income growth in 2006 is driven by the addition of $300 million in net-new sales to our top line, to-date, continued strong sales and earnings gains from our Accredo acquisition, and margin expansion from our new Medicare offerings and opportunities created by the patent expirations on $9 billion of brand-name drugs anticipated in the marketplace in 2006,” said Snow.

Diluted earnings per share on a GAAP basis for the full-year 2006 are projected to be in the range of $2.18 to $2.30. These estimates include $0.12 to $0.16 per share in option expense associated with the company’s implementation of FAS 123R on January 1, 2006, $0.03 per share in incremental year-over-year restricted stock unit expense, $0.05 to $0.08 per share in accretion from the Accredo acquisition including approximately $37 million in incremental intangible asset amortization, a 39.5 percent tax rate, and an estimated 313 million to 318 million weighted average diluted shares outstanding.

Diluted earnings per share excluding approximately $0.34 per share in amortization of intangible assets that existed when Medco became a publicly traded enterprise in 2003 are projected to be in the range of $2.52 to $2.64. (Please see Table 6 for a reconciliation of GAAP earnings per share to earnings per share excluding amortization of intangible assets.)

Use of Non-GAAP Measures

The company calculates and uses EBITDA and EBITDA per adjusted prescription as indicators of its ability to generate cash from reported operating results. These measurements are used in concert with net income and cash flows from operations, which measure actual cash generated in the period. In addition, the company believes that EBITDA and EBITDA per adjusted prescription are supplemental measurement tools used by analysts and investors to help evaluate overall operating performance and the ability to incur and service debt and make capital expenditures. EBITDA does not represent funds available for the company’s discretionary use and is not intended to represent or to be used as a substitute for net income or cash flows from operations data as measured under U.S. generally accepted accounting principles (“GAAP”). The items excluded from EBITDA but included in the calculation of the company’s reported net income are significant components of the consolidated statements of income, and must be considered in performing a comprehensive assessment of overall financial performance. EBITDA, and the associated year-to-year trends, should not be considered in isolation. Medco’s calculation of EBITDA may not be consistent with calculations of EBITDA used by other companies.

EBITDA per adjusted prescription is calculated by dividing EBITDA by the adjusted prescription volume for the period. This measure is used as an indicator of our EBITDA performance on a per-unit basis, providing insight into the cash-generating potential of each prescription. EBITDA per adjusted prescription reflects the level of efficiency in the business model and is affected by changes in prescription volumes between retail and mail, as well as the relative representation of brand-name, generic and specialty drugs.

Medco uses earnings per share excluding intangible asset amortization expense as a supplemental measure of operating performance. The excluded amortization is associated with intangible assets that substantially arose in connection with the acquisition of Medco by Merck & Co., Inc. in 1993 that were pushed down to Medco’s balance sheet. The company believes that earnings per share, excluding the amortization of these intangibles, is a useful measure because of the significance of this non-cash item and to enhance comparability with its peers. The intangible asset amortization resulting from Medco’s acquisition of Accredo in August 2005 is not part of the excluded amortization in this calculation, as such stems from a Medco investment decision.

Conference Call

Management will hold a conference call to review the financial results, outlook and related matters on Nov.1, 2005 at 8:30 a.m. ET.

To access the live conference call via telephone:

Dial in: (800) 949-5383 from inside the U.S., or (706) 679-3440 from outside the U.S.

To access the live webcast:

Visit the Investor Relations section at www.medco.com/investor.

For a replay of the call:

A replay of the call will be available after the event on Nov. 1, 2005 through Nov. 15, 2005. Dial in: (800) 642-1687 from inside the U.S., or (706) 645-9291 from outside the U.S. Please use passcode 9445366.

About Medco

Medco Health Solutions, Inc. (NYSE: MHS) is a leader in managing prescription drug benefit programs that are designed to drive down the cost of pharmacy healthcare for private and public employers, health plans, labor unions and government agencies of all sizes. With its technologically advanced mail-order pharmacies and its award-winning Internet pharmacy, Medco has been recognized for setting new industry benchmarks for pharmacy dispensing quality. Medco serves the needs of patients with complex conditions requiring sophisticated treatment through its specialty pharmacy operation, which became the nation’s largest with the 2005 acquisition of Accredo Health. Medco, the highest-ranked prescription drug benefit manager on Fortune magazine’s list of “America’s Most Admired Companies,” is a Fortune 50 company with 2004 revenues of $35 billion. On the Net: http://www.medco.com.

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. The forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the pharmacy benefit management (“PBM”) and specialty pharmacy industries, business and future financial results. We use words such as “anticipates,” “believes,” “plans,” “expects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue” and similar expressions to identify these forward-looking statements. Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors. These factors include:

•	Competition in the PBM and specialty pharmacy industries and in the healthcare industry generally;

•	Our ability to obtain new clients and the possible termination of, or unfavorable modification to, contracts with key clients;

•	Risks and uncertainties regarding the implementation and the ultimate terms of the Medicare Part D prescription drug benefit, including financial risks to us if we participate in the program on a risk-bearing basis and risks of client or member losses to other providers under Medicare Part D;

•	Governmental investigations and governmental and qui tam actions filed against us;

•	Possible regulatory changes affecting pricing, rebates, discounts or other practices of pharmaceutical manufacturers;

•	Risks associated with our recent acquisition of Accredo Health, Incorporated (“Accredo”), including an increase in credit risk resulting from the different payment streams associated with specialty pharmacy accounts receivable;

•	The effect on our business and competitive position of our managed care agreement with Merck & Co., Inc. (“Merck”);

•	Risks associated with our indebtedness and debt service obligations;

•	Pressure on discounts and rebates from pharmaceutical manufacturers and margins in the PBM industry;

•	Liability and other claims asserted against us;

•	Developments in the healthcare industry, including the effect of increases in overall healthcare costs, changes in drug utilization and cost patterns and the introduction of new brand-name and/or generic drugs;

•	New or existing governmental regulations or legislation and changes in, or the failure to comply with, governmental regulations or legislation;

•	The possibility of a material non-cash charge to income if our recorded intangible assets are impaired or require accelerated amortization from a change in the remaining useful life; and

•	General economic and business conditions.

The foregoing list of factors is not exhaustive. You should carefully consider these factors and the other uncertainties and potential events described in the Risk Factors section of our Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission (“SEC”).

# # #

Medco Health Solutions, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

(In millions, except for earnings per share data)

Table 1.

	Quarters Ended		Nine Months Ended
	September 24, 2005	September 25, 2004	September 24, 2005	September 25, 2004
Product net revenues (Includes retail co-payments of $1,802 and $1,631 in the third quarters of 2005 and 2004, and $5,434 and $5,121 in the nine months of 2005 and 2004)	$9,223.7	$8,615.3	$26,786.3	$26,201.6
Service revenues	101.7	81.3	281.1	237.1

Total net revenues	9,325.4	8,696.6	27,067.4	26,438.7

Cost of operations:
Cost of product net revenues (Includes retail co-payments of $1,802 and $1,631 in the third quarters of 2005 and 2004, and $5,434 and $5,121 in the nine months of 2005 and 2004)	8,839.5	8,238.7	25,629.2	25,068.9
Cost of service revenues	22.8	32.2	72.3	95.7

Total cost of revenues	8,862.3	8,270.9	25,701.5	25,164.6

Selling, general and administrative expenses	186.4	170.8	536.8	506.6
Amortization of intangibles	48.1	45.0	138.0	134.9
Interest and other (income) expense, net	10.6	12.6	27.1	48.0

Total cost of operations	9,107.4	8,499.3	26,403.4	25,854.1

Income before provision for income taxes	218.0	197.3	664.0	584.6

Provision for income taxes	61.3	79.2	238.7	235.7

Net income	$156.7	$118.1	$425.3	$348.9

Basic earnings per share:
Weighted average shares outstanding	291.0	272.1	281.5	271.4
Earnings per share	$0.54	$0.43	$1.51	$1.29

Diluted earnings per share:
Weighted average shares outstanding	296.5	274.2	286.9	274.2
Earnings per share	$0.53	$0.43	$1.48	$1.27

Medco Health Solutions, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

($ in millions)

Table 2.

	September 24, 2005	December 25, 2004
ASSETS
Current assets:
Cash and cash equivalents	$1,326.3	$1,145.5
Short-term investments	64.8	65.4
Accounts receivable, net	1,948.1	1,555.4
Inventories, net	1,351.8	1,315.6
Prepaid expenses and other current assets	93.6	66.7
Deferred tax assets	177.5	171.8

Total current assets	4,962.1	4,320.4

Property and equipment, net	661.0	657.8
Goodwill	5,148.0	3,310.2
Intangible assets, net	2,772.7	2,140.6
Other noncurrent assets	75.4	112.5

Total assets	$13,619.2	$10,541.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Claims and other accounts payable	$2,490.4	$2,162.1
Accrued expenses and other current liabilities	369.9	382.4
Short-term debt	450.0	—
Current portion of long-term debt	75.5	100.0

Total current liabilities	3,385.8	2,644.5

Long-term debt, net	1,165.9	1,092.9
Deferred tax liabilities	1,265.2	1,030.2
Other noncurrent liabilities	57.2	54.5

Total liabilities	5,874.1	4,822.1

Total stockholders’ equity	7,745.1	5,719.4

Total liabilities and stockholders’ equity	$13,619.2	$10,541.5

Medco Health Solutions, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

($ in millions)

Table 3.

	Nine Months Ended
	September 24, 2005	September 25, 2004
Cash flows from operating activities:
Net income	$425.3	$348.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	121.5	157.5
Amortization of intangibles	138.0	134.9
Deferred income taxes	(85.0)	75.3
Tax benefit on employee stock plans	80.1	5.3
Other	22.5	19.2
Net changes in assets and liabilities (net of acquisition effects):
Accounts receivable	4.6	(197.2)
Inventories	132.1	9.3
Prepaid expenses and other current assets	(21.0)	15.3
Other noncurrent assets	40.4	(16.1)
Current liabilities	43.0	(44.7)
Other noncurrent liabilities	—	2.1

Net cash provided by operating activities	901.5	509.8

Cash flows from investing activities:
Cash paid for Accredo, net of cash acquired	(989.1)	—
Capital expenditures	(77.4)	(65.0)
Purchases of securities and other investments	(53.3)	(49.2)
Proceeds from sale of securities and other investments	53.3	45.6

Net cash used by investing activities	(1,066.5)	(68.6)

Cash flows from financing activities:
Proceeds from long-term debt	750.0	800.0
Repayments on long-term debt	(1,046.4)	(920.0)
Net proceeds under accounts receivable financing facility	450.0	—
Purchase of treasury stock	(69.1)	—
Debt issuance costs	(2.4)	(4.2)
Proceeds from employee stock plans	263.7	45.0

Net cash provided by (used by) financing activities	345.8	(79.2)

Net increase in cash and cash equivalents	$180.8	$362.0
Cash and cash equivalents at beginning of period	$1,145.5	$638.5

Cash and cash equivalents at end of period	$1,326.3	$1,000.5

Medco Health Solutions, Inc.

Selected Information

(Unaudited)

(In millions, except for earnings per share and EBITDA per adjusted prescription data)

Table 4.

	Quarters Ended		Nine Months Ended
	September 24, 2005	September 25, 2004	September 24, 2005	September 25, 2004
Earnings Per Share Reconciliation:
Net income per diluted share	$0.53	$0.43	$1.48	$1.27
Adjustment for the amortization of intangible assets	0.09	0.10	0.29	0.30

Adjusted net income per diluted share	$0.62	$0.53	$1.77	$1.57

Table 5.

	Quarters Ended		Nine Months Ended
	September 24, 2005	September 25, 2004	September 24, 2005	September 25, 2004
EBITDA Reconciliation:
Net income	$156.7	$118.1	$425.3	$348.9
Add (deduct):
Interest and other (income) expense, net (1)	10.6	12.6	27.1	48.0
Provision for income taxes (2)	61.3	79.2	238.7	235.7
Depreciation expense	40.4	45.7	121.5	157.5
Amortization expense	48.1	45.0	138.0	134.9

EBITDA	$317.1	$300.6	$950.6	$925.0

Claims Detail:
Prescriptions administered
Mail order	21.4	22.2	63.2	65.4
Retail	109.2	99.3	330.0	311.5

Total	130.6	121.5	393.2	376.9
Adjusted prescriptions (3)	173.4	165.9	519.6	507.7

EBITDA per adjusted prescription	$1.83	$1.81	$1.83	$1.82

(1)	For 2005, this includes a $1.7 million write-off in the third quarter associated with the debt refinancing for the Accredo acquisition and $0.7 million in the first quarter associated with accelerated term loan payments. For 2004, this includes a write-off of deferred debt issuance costs amounting to $5.5 million in the first quarter associated with the debt refinancing.
(2)	Includes a $25.7 million non-recurring tax benefit recorded in the third quarter of 2005 related to adjustments to Medco’s net deferred tax liabilities associated with an enacted change in a state income tax law and the receipt of a favorable state income tax ruling.
(3)	Estimated adjusted prescription volume equals the majority of mail order prescriptions multiplied by 3, plus retail prescriptions. These mail order prescriptions are multiplied by 3 to adjust for the fact that mail order prescriptions include approximately 3 times the amount of product days supplied compared with retail prescriptions.

Table 6.

	Full Year Ended December 31, 2005		Full Year Ended December 30, 2006 (1)
	Low End	High End	Low End	High End
Earnings Per Share Guidance Reconciliation:
Estimated net income per diluted share	$1.99	$2.01	$2.18	$2.30
Estimated adjustment for the amortization of intangible assets	0.39	0.39	0.34	0.34

Estimated adjusted net income per diluted share	$2.38	$2.40	$2.52	$2.64

	Full Year Ended December 31, 2005
	Low End	High End
2005 Earnings Per Share Guidance with stock option expense effect:
Estimated net income per diluted share	$1.99	$2.01
Stock option expense effect	(0.22)	(0.22)

Net income per diluted share including stock option expense effect	$1.77	$1.79

	Full Year Ended December 30, 2006 (1)
	High End	Low End
2006 estimated net income per diluted share (above)	$2.30	$2.18

2006 growth over 2005	30%	22%

(1)	2006 guidance includes stock option expense of $0.12 to $0.16.

Table 7.

	September 24, 2005	September 25, 2004
Balance Sheet Debt:
Term loans	$750.0	$780.0
Senior notes	496.6	496.3
Accounts receivable financing facility	450.0	0.0
Fair value adjustment for interest rate swap agreements	(6.1)	(2.0)
Other notes payable	0.9	0.0

Total debt	$1,691.4	$1,274.3